Presidential Life Announces Second Quarter 2010 Results

- Reports second quarter 2010 EPS of $0.06 compared to a loss of ($0.05) for second quarter 2009 –
- Investment portfolio continues to strengthen with a sequential increase resulting in a net unrealized gain of $105.1 million over the first quarter 2010 –

Nyack, N.Y. (August 5, 2010) — Presidential Life Corporation (“Presidential Life” or the “Company”) (Nasdaq: PLFE) today announced results for the second quarter ended June 30, 2010.  Presidential Life, through its wholly owned subsidiary Presidential Life Insurance Company, is engaged in the sale of fixed deferred and immediate annuities, life insurance and accident & health insurance products.

Total revenues in the second quarter of 2010 were $61.3 million, an increase of 3.4% or $2.0 million from $59.3 million in the second quarter of 2009.  Revenues for the first six months totaled $127.7 million, an increase of 27.1% or $27.3 million from $100.4 million in the first half of 2009. Second quarter 2010 net income was $1.7 million or $0.06 per share, compared with a net loss of $1.6 million ($0.05 per share) for the comparable three-month period in 2009.  Net income for the first six months of 2010 was $3.9 million or $0.13 per share compared with a net loss of $10.1 million or ($0.34 per share) for the comparable six month period in 2009.

“We are pleased to announce that our results continue to show improvement from the prior year,” said Donald Barnes, Presidential Life’s Vice Chairman, Chief Executive Officer and President.  “The investment portfolio continued to demonstrate significant improvement driven by the fixed income and limited partnership holdings.  Looking ahead, we are confident that our strategy of reinvesting cash balances at higher rates will benefit the portfolio’s investment income.  Our balance sheet strength is improving as we delivered against our strategy in the second quarter and will continue to do so in the second half of the year.”

“In keeping with the trend across the life insurance sector, Presidential Life’s lower sales of deferred annuity products are an expected result of the low interest rate environment, as well as the comparison against a strong performance in 2009.  Notwithstanding the market conditions, we remain committed to our strategy of only pursuing profitable sales with positive spreads and growing our accident and health product sales,” Mr. Barnes added.

Key Items for the Second Quarter Results
•	Investment spread[1] totaled 86 basis points in the second quarter of 2010 compared to 70 basis points for the second quarter of 2009.

1 Defined as the yield on invested assets (exclusive of limited partnerships) over the cost of money on annuity liabilities.

•
The Company continued to reduce its cash-equivalent investments in the second quarter by approximately 30% to $159.6 million.  The reinvestment of approximately $68 million during the second quarter and $65 million in the first quarter is expected to increase investment income on an annualized basis by approximately $6.9 million.

•	Total annuity sales[2] of $30.6 million in the second quarter, a decrease of 52% over 2009 levels due to the continued low interest rate environment.
•	Annuity surrenders amounted to $31.1 million in the second quarter of 2010 compared to $41.4 million for the same period in 2009, a 25% decrease.
•	Capital base continues to strengthen with the risk-based capital (“RBC”) ratio increasing to 402% in the second quarter from 388% at year-end.
•	Book value per share increased 10% in the second quarter to $22.68.

Discussion of Second Quarter 2010 and Year-to-Date Financial and Operating Results
Total revenues in the second quarter of 2010 were $61.3 million, an increase of 3.4% or $2.0 million from $59.3 million in the second quarter of 2009.  Total revenues for the first six months totaled $127.7 million, an increase of 27.1% or $27.3 million from $100.4 million in the first half of 2009.  As discussed below, the increase from the prior year was largely attributable to an increase in realized investment gains and in net investment income.

Total annuity considerations with life contingencies, life insurance and accident & health premiums were $13.2 million in the second quarter and $27.9 million for the first half of 2010 versus $14.4 million and $22.3 million for the same respective periods in 2009.  Annuity considerations with life contingencies, which consist solely of immediate annuities, decreased $1.8 million in the second quarter and increased $4.0 million in the first half of 2010 when compared to the same respective periods in 2009.  Life insurance and accident & health premiums of $4.2 million in the second quarter and $8.8 million in the first half of 2010 grew $0.7 million and $1.6 million or 21.1% and 21.5% from the same respective periods in 2009.

Sales of deferred annuities and immediate annuities without life contingencies were $21.5 million in the second quarter of 2010 and $45.7 million in the first half, a decrease of $31.7 million or 60% and $64.3 million or 58.5% from the same respective periods in 2009.  The decrease was primarily due to the low interest rate environment that continued throughout the first half of 2010 as well as the comparison to a solid first half in 2009.

Net investment income was $44.5 million in the second quarter and $95.0 million for the first half of 2010, an increase of $988,000 or 2.2% and $15.6 million or 19.7% from the same respective periods in 2009.  The two principal drivers were an improvement of the limited partnership holdings and the continued reinvestment of cash balances into longer-dated, higher-yielding fixed income instruments.  The Company redeployed roughly $68 million of cash balances during the second quarter at an approximate 530 basis point improvement.  This action is expected to increase investment income by $3.6 million on an annualized basis going forward.  The cumulative impact of the Company’s cash deployment actions during the first half of 2010 is the reinvestment of approximately $133 million which is expected to boost investment income by $6.9 million on an annualized basis.  The Company continues to examine options to prudently deploy additional cash balances at more attractive rates.

2 In accordance with Generally Accepted Accounting Principles (“GAAP”), sales of deferred annuities and immediate annuities without life contingencies ($21.5 million) are not reported as insurance revenues, but rather as additions to policyholder account balances.  In addition, sales of immediate annuities with life contingencies, which are reported as insurance revenues under GAAP, totaled $9.0 million.

The Company’s ratio of net investment income to average cash and invested assets, at amortized cost, was 5.0% in the second quarter and 5.4% in the first half of 2010 as compared with 4.9% and 4.5% for the same respective 2009 periods.  Excluding the return on the Company’s limited partnership investments in both periods, the ratio for the 2010 second quarter and first half would have been 5.9% and 5.9% versus 5.9% and 5.8% in the 2009 comparable periods.  Net realized investment gains were $1.5 million in the second quarter and $1.1 million in the first half of 2010, an improvement of $2.2 million and $5.3 million from the same respective periods in 2009.

Interest credited and benefits paid and accrued to policyholders were $51.9 million in the second quarter and $103.7 million in the first half of 2010, in-line with the $50.5 million and $100.8 million in the same respective periods in 2009.  Net commissions to agents were $1.6 million in the second quarter and $3.5 million in the first half of 2010, a decrease of $1.4 million or 44.8% and $2.7 million or 43.4% from the same respective periods in 2009, reflecting lower annuity sales.  General expenses were $3.5 million in the second quarter and $8.7 million in the first half of 2010, a decrease of $0.5 million or 13.1% and $0.2 million or 2.7% from the same respective periods in 2009.

The Company recorded an income tax expense of $0.9 million in the second quarter and $2.1 million in the first half of 2010 compared to an income tax benefit of $0.9 million and $5.3 million in the comparable 2009 periods.  The principal driver of the reduced tax benefit was higher pre-tax income.

Cautionary statement regarding forward-looking statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, quotations from management, statements about our future plans and business strategy, and expected or anticipated future events or performance.

These forward-looking statements involve risks and uncertainties that are discussed in our filings with the Securities and Exchange Commission, including economic, competitive, legal and other factors.  Accordingly, there is no assurance that our plans, strategy and expectations will be realized.  Actual future events and results may differ materially from those expressed or implied in forward-looking statements.

About Presidential Life
Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities, life insurance and accident & health insurance products to financial service professionals and their clients.  Headquartered in Nyack, New York, the Corporation was founded in 1969 and, through the Insurance Company, markets its products in 50 states and the District of Columbia.  For more information, visit our website www.presidentiallife.com.

Contacts
Presidential Life Corporation Donald Barnes President and Chief Executive Officer (845) 358-2300 ext. 250	Brunswick Group Greg Faje 212-333-3810

PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS:
Investments:
Fixed maturities:
Available for sale at market (Amortized cost of $3,168,480 and $3,043,757 respectively)	$3,368,248	$3,087,021
Common stocks (Cost of $475 and $475, respectively)	1,889	1,947
Derivative instruments, at fair value	-	390
Real estate	415	415
Policy loans	19,209	18,959
Short-term investments	159,559	293,136
Other long-term investments	216,015	196,191
Total Investments	3,765,335	3,598,059

Cash and cash equivalents	5,266	8,763
Accrued investment income	42,905	41,281
Deferred policy acquisition costs	54,888	76,762
Furniture and equipment, net	453	447
Amounts due from reinsurers	15,657	15,056
Amounts due from investments transactions	1,712	-
Federal income taxes recoverable	16,987	18,313
Deferred federal income taxes, net	-	4,855
Other assets	1,475	1,506
TOTAL ASSETS	$3,904,678	$3,765,042

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Policy Liabilities:
Policyholders' account balances	$2,429,695	$2,444,984
Future policy benefits:
Annuity	647,003	645,801
Life and accident and health	79,248	76,457
Other policy liabilities	9,957	10,592
Total Policy Liabilities	3,165,903	3,177,834

Deposits on policies to be issued	1,493	1,905
General expenses and taxes accrued	2,163	2,461
Deferred federal income taxes, net	43,293	-
Amounts due for security transactions	7,993	-
Other liabilities	13,053	14,462
Total Liabilities	$3,233,898	$3,196,662

Commitments and Contingencies

Shareholders’ Equity:
Capital stock ($.01 par value; authorized 100,000,000 shares outstanding,29,574,697 and 29,574,697 shares, respectively)	296	296
Additional paid in capital	6,926	6,639
Accumulated other comprehensive gain (loss)	97,449	(4,448)
Retained earnings	566,109	565,893
Total Shareholders’ Equity	670,780	568,380
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,904,678	$3,765,042

The accompanying notes are an integral part of these Consolidated Financial Statements.

PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2010	2009	2010	2009
REVENUES:
Insurance Revenues:
Premiums	$4,175	$3,447	$8,758	$7,206
Annuity considerations	9,018	10,909	19,153	15,126
Universal life and investment type policy fee income	534	541	1,059	1,146
Net investment income	44,538	43,550	95,006	79,390
Realized investment gains, excluding other than temporary impairment(“OTTI”) losses	1,455	2,862	1,129	4,788
Total OTTI losses recognized in earnings	-	(3,571)	-	(8,948)
Other income	1,624	1,587	2,613	1,716

TOTAL REVENUES	61,344	59,325	127,718	100,424

BENEFITS AND EXPENSES:
Death and other life insurance benefits	4,682	3,295	9,141	6,901
Annuity benefits	20,281	19,434	40,679	38,890
Interest credited to policyholders' account balances	26,729	27,348	53,319	54,250
Interest expense on notes payable	-	-	-	753
Other interest and other charges	219	386	558	650
Increase in liability for future policy benefits	1,214	5,078	3,196	1,114
Commissions to agents, net	1,649	2,990	3,461	6,119
Costs related to consent revocation solicitation and related expenses	205	-	1,173	-
General expenses and taxes	3,458	3,981	8,729	8,976
Change in deferred policy acquisition costs	303	(702)	1,488	(1,867)

TOTAL BENEFITS AND EXPENSES	58,740	61,810	121,744	115,786

Income (loss) before income taxes	2,604	(2,485)	5,974	(15,362)

Provision (benefit) for income taxes:
Current	4,596	1,484	6,384	(4,680)
Deferred	(3,698)	(2,341)	(4,323)	(620)
	898	(857)	2,061	(5,300)

NET INCOME (LOSS)	$1,706	$(1,628)	$3,913	$(10,062)

Earnings per common share, basic	$.06	$(.05)	$.13	$(.34)
Earnings per common share, diluted	$.06	$(.05)	$.13	$(.34)

Weighted average number of shares outstanding during the period, basic	29,574,697	29,574,516	29,574,697	29,574,416
Weighted average number of shares outstanding during the period, diluted	29,574,697	29,574,516	29,574,697	29,574,416

The accompanying notes are an integral part of these Consolidated Financial Statements.